EXHIBIT 5.1

CLIFFORD CHANCE US LLP 31 West 52nd Street New York, NY 10019-6131 Tel +1 212 878 8000 Fax +1 212 878 8375 www.cliffordchance.com

December 28, 2022

Retail Opportunity Investments Corp.

11250 El Camino Real, Suite 200

San Diego, California 92130

Re:	Registration Statement on Form S-8 Filed by Retail Opportunity Investments Corp.

Ladies and Gentlemen:

We have acted as counsel for Retail Opportunity Investments Corp., a Maryland corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), of a registration statement on Form S-8 (the “Registration Statement”) of up to 8,733,698 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”) consisting of (i) 3,731,555 shares of Common Stock previously issued pursuant to the Retail Opportunity Investments Corp. 2009 Equity Incentive Plan (the “2009 Plan”) and the Amended and Restated 2009 Equity Incentive Plan (the “Amended and Restated Plan”) or reserved for issuance under outstanding awards previously granted pursuant to the Amended and Restated Plan and (ii) 5,002,143 shares of Common Stock available for issuance under future awards to be granted pursuant to the Retail Opportunity Investments Corp. Second Amended and Restated 2009 Equity Incentive Plan (the “Second Amended and Restated Plan” and together with the 2009 Plan and the Amended and Restated Plan, the “Plan”).

In rendering the opinion expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate. In examining all such documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us purporting to be originals, and the conformity to the respective originals of all documents submitted to us as certified, telecopied, photostatic or reproduced copies or in portable document format. As to factual matters relevant to the opinion set forth below, we have, with your permission, relied upon certificates of officers of the Company and public officials.

Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares offered pursuant to the Plan and the Registration Statement have been or will be, when issued in the manner and for the consideration contemplated by the Plan and the Registration Statement, validly issued and fully paid and such Shares are or will be non-assessable.

The foregoing opinion is based as to matters of law solely on the applicable provisions of the General Corporation Law of the State of Maryland, as currently in effect. We express no opinion as to other laws, statutes, ordinances, rules or regulations and we assume no responsibility for the applicability or effect of such laws, statutes, ordinances, rules or regulations of any other jurisdiction. In addition, we have assumed that the resolutions of the Company’s board of directors or its compensation committee authorizing the Company to issue and deliver the Shares pursuant to the Plan and the applicable award agreements will be in full force and effect at all times at which such Shares are issued and delivered by the Company, and that the Company will take no action inconsistent with such resolutions.

This letter has been prepared for your use in connection with the Registration Statement and is based upon the law as in effect and the facts known to us on the date hereof. We have not undertaken to advise you of any subsequent changes in the law or of any facts that hereafter may come to our attention.

We hereby consent to the filing of this opinion with the SEC as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Clifford Chance US LLP